EXHIBIT 99.1
Sunair Announces the Appointment of Joseph S. DiMartino as a New Independent Director
FORT LAUDERDALE, Fla., Sept. 9 — Sunair Electronics, Inc. (Amex: SNR) today announced the appointment of a new independent director, Joseph S. DiMartino, to Sunair’s Board of Directors, and the resignation of James Laurent from Sunair’s Board of Directors, effective September 9, 2005. Sunair’s Board of Directors consists of seven directors, three of whom are independent. Mr. Laurent will continue to serve as President of Sunair’s wholly owned subsidiary, Sunair Communications, Inc., through which Sunair operates its high frequency single sideband communication business.
Mr. DiMartino, 61, brings substantial financial and operating expertise to Sunair’s Board of Directors. Since 1995, Mr. DiMartino has been the Chairman of the Board and a Director of The Dreyfus Family of Mutual Funds in New York City. Mr. DiMartino served as President, Chief Operating Officer and Director of The Dreyfus Corporation from October 1982 until December 1994. Mr. DiMartino also has served since 1997 as a Director and Chairman of the compensation committee of Century Business Services, Inc., and also serves as a Director of Levcor International, Inc. (formerly Carlyle Industries, Inc.), The Newark Group and the Muscular Dystrophy Association. Mr. DiMartino is a 1965 graduate of Manhattan College and attended New York University’s Graduate School of Business.
“We are very pleased to welcome Joe to Sunair’s Board of Directors,” stated Richard C. Rochon, Chairman of Sunair. “His longstanding experience in corporate leadership roles will be invaluable to Sunair as the company continues its growth plan.”
Sunair Electronics, Inc., a Florida corporation (“Sunair”), through its wholly owned subsidiary, Middleton Pest Control, Inc., with headquarters located in Orlando, Florida, provides pest control and lawn care services to both residential and commercial customers. Middleton provides essential pest control services and protection against termite damage, rodents and insects to homes and businesses. In addition, Middleton supplies lawn care services to homes and businesses, which includes fertilization treatments and protection against disease, weeds and insects for lawns and shrubs. Through its wholly owned subsidiary, Sunair Communications, Inc., Sunair also is engaged in the design, manufacture and sale of High Frequency (HF) systems utilized for long- range voice and data communications in fixed station, mobile and marine strategic applications. Since 1956, Sunair has maintained an established presence in domestic and international government and military markets, including the NATO community.